Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amedisys, Inc.

We consent to the use of our reports dated February 19, 2007, in the Registration Statement on Form S-8 pertaining to the 1998 Stock Option Plan and the Employee Stock Purchase Plan of Amedisys, Inc., with respect to the consolidated balance sheets of Amedisys, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated income statements, statements of stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Amedisys, Inc. incorporated by reference herein.

Our reports refer to the adoption of Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment.

/s/ KPMG LLP

Baton Rouge, Louisiana
June 21, 2007